Exhibit 10.30

EXTENSION AND AMENDMENT TO PROMOTION AND
COOPERATION AGREEMENT

WHEREAS

CollaGenex Pharmaceuticals Inc., a corporation established under the laws of Delaware with offices at 41 University Drive, Newtown, PA 18940, (“CollaGenex”), and

Primus Pharmaceuticals, Inc. a company having its principal place of business at 4725 North Scottsdale Road, Suite 200, Scottsdale AZ 85251 (“Primus”)

Entered into a Promotion and Cooperation Agreement dated as of June 6, 2005 (the “Agreement”); and

WHEREAS, after discussions CollaGenex and Primus wish to extend and amend the terms of the Agreement;

NOW THEREFORE CollaGenex and Primus agree as follows:

1.             Sales Targets.  The Sales Targets and the time periods to which they relate in Section 3(g) of the Agreement are amended by revising Section 3(g) to read as follows:

Sales Targets.  CollaGenex shall achieve at least the following combined levels of sales of the Products in the Territory, calculated with reference to prescriptions filled data available from industry standard and commercially available sources approved by the Steering Committee and assuming sales at Net Sales Price (as defined on Exhibit D), during the following time periods:

Between 7/1/06 and 12/31/06	$1,600,000
Between 1/1/07 and 12/31/07	$3,600,000

Between 1/1/08 and 12/31/08 and for any annual renewal periods thereafter, the Steering Committee shall set sales targets.

2.             Marketing Expenses and Allocation of Marketing Expenses.  Sample expense shall be treated as a marketing expense, to be paid initially by Primus and then made part of the quarterly adjustment process conducted by the Steering Committee such that marketing expenses are allocated between the parties, 60% to be paid by CollaGenex and 40% to be paid by Primus.  Accordingly,

2.1           Section 4(f) of the Agreement is amended to read as follows:

Samples All samples shall be purchased by Primus and subsequently supplied to CollaGenex in accordance with the procedure outlined in Exhibit B.  Primus will continually work to decrease the overall cost of samples.  The Steering Committee will define a sample plan to determine allocations of samples and to minimize cost of samples.  Primus will be responsible for submitting sample forecasts to their manufacturer and assuring that samples are available to support the sample plan determined by the Steering Committee and based on the sample forecasts provided by CollaGenex per Section 3(e). [the remainder of original Section 4(f) is deleted]

2.2           The final paragraphs identified as “Payment:” and “Submission of PO’s:” on Exhibit B of the Agreement are amended to read as follows:

Payment:	Primus shall make all payments relating to sample POs on such terms as it shall agree with its sample manufacturer.
Submission of POs:	All PO’s shall be submitted to sample manufacturer by Primus in amounts consistent with the marketing budget, or as otherwise agreed by the Steering Committee.

2.3           Section 8(b)(i) of the Agreement is amended to read as follows:

(i)            If CollaGenex does not achieve the sales target for the measurement period in each calendar year (i.e., 7/1/06-12/31/06, 1/1/07-12/31/07 and 1/1/08-12/31/08) referenced in 3(g) and notice is sent by Primus on or before the end of the third month following the measurement period.

Sections 8(b) (ii) and 8 (b) (iv) of the Agreement are deleted.

2.4           Sections 5(b) 5(c) and 5(d) of the Agreement are amended to read as follows:

(b)                                 Marketing Budget.  The marketing budget shall be agreed to by the Steering Committee and not exceed 20% of net sales for the most recent quarter annualized unless otherwise authorized by the Parties.  As a component of the marketing budget, the Parties agree total annual lunch & learn expenses allocated to the Products will have a budget not to exceed $187,500 (calculated as 12.5% of Collagenex’s 2007 total Company lunch & learn budget).  On at least an annual basis, the Steering Committee will perform a quantitative analysis of the sales and marketing support necessary to deliver the sales volumes committed per Section 3(g).  Components of the analysis shall include (but not be limited to) samples, lunch and learn costs, nonpersonal promotion and call coverage.  Using this analysis, the Parties agree to adjust marketing spending and sales coverage as needed to deliver desired sales volumes while managing profitability.

(c)                                  Allocation of Marketing Expenses.  All Product specific incremental Marketing Expenses (including samples and sample fulfillment to both physicians and field sales reps as agreed by the Steering Committee, but excluding any other matters specifically made the financial responsibility of one Party or the other under this Agreement) shall be paid for 40% by Primus and 60% by CollaGenex.  Pre-existing expenses of either Party that are not specific to the generation of prescriptions for the Products, such as expenses related to specific foundations and sponsorships not directly associated with the Products and the acquisition of non-Product specific market data from IMS, Verispan or an industry standard commercially available data base approved by the Steering Committee, shall not be considered to be allocable marketing expenses.

(d)                                 Manner of Payment of Marketing Expenses.  Each Party shall inform the Steering Committee quarterly of the marketing expenses it has incurred during the preceding quarter, and the Steering Committee shall calculate an appropriate adjustment to be applied to the next payment of Regular Consideration to the extent necessary to effect the 40/60 split referenced above.

3.             Term of Agreement.  The Agreement is extended until December 31, 2008.  Accordingly Section 7(a) is amended to read as follows:

(a)                                  Initial Term.  This Agreement shall become effective on the Effective Date and unless otherwise terminated or renewed pursuant to its terms, shall have an initial term until December 31, 2008 (the “Initial Term”).

4.             Other Provisions.  All other provisions of the Agreement shall remain in full force and effect.

This Extension and Amendment is executed in original counterparts on the 30th day of October, 2006 by:

CollaGenex Pharmaceuticals, Inc.	Primus Pharmaceuticals, Inc.

By: /s/ Andrew K.W. Powell	By: /s/ J.D. Weir

Title: Secretary	Title: CEO